Exhibit 10.38

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of February 17, 2021, is by and between MJ Holdings, Inc., a Nevada corporation (the “Company”), and ATG Holdings, LLC, a Nevada Limited Liability Company (“Seller”). The Company and the Seller are referred to collectively as the “Parties.”

WHEREAS Seller is the owner of Stock Certificate #___ , Book Entry Number ______________ in the amount of 1,500,000,000.00 (1.5 Billion) shares of unrestricted, rested but not deposited common stock in Healthier Choices Management Corp (HCMC, OTC Markets) (the Shares) and,

WHEREAS Seller acknowledges that the Shares are not currently deposited, and Seller is unable to have the Shares deposited; therefore, the Shares are not tradeable by Seller and have limited market value to him and,

WHEREAS Company, due to its unique position as a holding company is likely, if it is the owner of the Shares to be able to arrange to have the Shares deposited in its name, and

WHEREAS Seller agrees to sell the Shares to Company and Company desires to purchase the Shares on the terms and conditions set forth below,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1.	Recitals: The recitals set forth hereinabove are true and correct and are incorporated herein by reference.
2.	Consideration: For and in consideration of $200,000 to be paid at Closing, Seller sells, transfers, remits and surrenders to Company, all of its right title and interest in and to Healthier Choices Management Corp (HCMC, OTC Markets) as represented and evidenced by stock certificate #__ in said company (the Shares); a copy of which (front and back) is attached hereto (the Certificate) and the original of which shall be delivered to Company upon execution hereof with, either thereon or appended thereto, such certification as Company’s broker, transfer agent or advisor may require to evidence that said Certificate and Shares represented thereby are transferred to Company, free and clear and with no reservation of rights or third party claims,
3.	Closing: That date on which Company’s Broker confirms that the shares acquired hereby are deposited with such broker and are unrestricted. In the event that Company’s broker determines that the Shares cannot be or that it will not deposit the Shares then this Agreement shall be null and void unless otherwise agreed to by the Parties in a written document signed by both parties. Company will use its best efforts to have such shares deposited as soon as commercially reasonable.
4.	Representations and Warranties of Seller:

a.	Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

b.	No third party has any right, claim or interest in the Shares and there is no third party, court of law, civil or governmental authority from whom Seller is required to obtain approval, permission or joinder in order to transfer the Shares,
c.	There is no action, civil or otherwise, pending or threatened against Seller that would challenge Seller’s free and clear ownership interest in the Shares,
d.	Seller is not bankrupt is not considering filing for bankruptcy and has not been advised that any third party(ies) are considering placing Seller into bankruptcy,
e.	Upon execution of this Agreement Seller shall deliver to the Company

i.	Stock Certificate #___ for 1,500,000,000 (1.5 billion) shares of common stock in HCMC in fully transferable form or, such other documentation as transfer agent and/or broker may require if Shares are in book entry form,
ii.	A Stock Power as may be required by the transfer agent in order to effectuate the transfer of the Certificate/Stock from Seller to Company, and/or such other and further documents, language and signatures, including signature guarantees (which may include a medallion guaranty) as are or may be required to effectuate the transfer and deposit contemplated hereby,
iii.	The Certificate and/or other documentation shall be hand delivered to Company at such location as shall be designated by Company and/or delivered electronically as may be instructed by Company.

5.	Representations and Warranties Company:

a.	Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.
b.	The Company will exercise its best efforts to, upon transfer of the Shares into its name, have the Shares deposited with its broker and arrange for a systematic sale of the Shares in such a manner as is calculated to do as little harm to the trading value of shares as is, in Companies discretion, commercial reasonable.
c.	The Company has the unrestricted funds available to remit to Seller the Purchase Price agreed to in this Agreement.

6.	Seller Acknowledgements. Seller, for himself and his heirs, personal representatives, successors and assigns, acknowledges and is aware of the following:

a.	No federal or state agency has approved, disapproved or made any finding or determination as to the fairness, nor any recommendation or endorsement of the merits of the transactions contemplated herein.
b.	The fair market value of the Shares is determined by the OTC Market and is subject to factors that are not in Company’s control such that the Shares, while trading at $.005/share on February 16, 2021 could be trading for more or less by the time they are deposited and/or by the time the Shares are sold, if at all. For its own account only, Company assumes the risk that the Shares may trade for less.
c.	The Company has not provided any investment, accounting, legal, or tax advice to the Seller. The Seller is relying, if at all, solely upon the advice of the Seller’s legal, financial or tax advisers with regard to the sale of the Shares. Neither the Company nor any of its officers, directors or employees has made any representation regarding the legal, accounting or tax consequences of the transaction agreed to by this Agreement.

d.	Significant Risk: The Seller acknowledges that the value of the Stock is highly volatile and that the fair market value of the Stock may change dramatically, including that it could drop to near zero or otherwise become worthless; that as recently as 30 days prior hereto HCMC stock was trading as low as $.0001 per share. HCMC is not an affiliate or a controlled entity of Company. HCMC may engage in a transaction at any time that may affect the value of HCMC stock or the ability to have the Stock deposited. If the Stock cannot be deposited or if Company determines, in its sole discretion, to not deposit said stock then this Agreement may be declared by Company to be null and void.

7.	Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Time is of the essence hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:		SELLER: ATG Holdings, LLC
MJ HOLDINGS, INC.

By:	Roger Bloss, Interim CEO		Dimitri Deslis, Managing Partner
Date:	_______________	Date:	________________